Exhibit 10.23

PUBLIC MEDIA WORKS, INC.

PROMISSORY NOTE

This PROMISSORY NOTE AGREEMENT (this “Agreement”) is made as of the 15th day of August, 2004 by and among PUBLIC MEDIA WORKS, INC., a Delaware corporation (the “Company”), and F. James McCarl (“Mr. McCarl”.)

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   PROMISSORY NOTE.

Mr. McCarl agrees to contribute as debt under the terms of this Promissory Note the amount of One Hundred Thousand Dollars ($100,000.00) for a period of six (6) months.  This Promissory Note shall accrue interest at a rate of six percent per annum (6%) which shall be added to the principal investment amount at the end of the term.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PUBLIC MEDIA WORKS, INC.

By:	/s/ Thomas A. Szabo
Name:	Thomas A. Szabo
Title:	Chief Executive Officer

F. James McCarl

/s/ F. James McCarl
F. James McCarl